Exhibit 99.1

QuickLogic Reports Fiscal 2017 First Quarter Results

SUNNYVALE, Calif. - May 10, 2017 - QuickLogic Corporation (NASDAQ: QUIK), an innovator and developer of ultra-low power programmable sensor processing solutions, display bridges, FPGAs, and embedded FPGA IP, today announced its financial results for the fiscal first quarter ended April 2, 2017.

Recent Accomplishments

•	Sensor Processing:

◦	Made material progress on EOS™ S3 design for a wearable product with a well-known app company.

◦	Entered the design in stage of the engagement process with a different large app company that is targeting EOS S3 for a new smart hearable device.

◦	Announced the availability of new sensor fusion software from developer CyweeMotion that supports the Android "Nougat" operating system for smartphones.

◦	Initiated top-tier voice-enabled IoT engagement for EOS S3.

•	Embedded FPGA (eFPGA) Intellectual Property Licensing:

◦	Released Aurora eFPGA software tools, which complements previously released Borealis software tools. Aurora supports eFPGA design implementation from RTL through place and route.

◦	Taped-out the test chip with the previously disclosed unnamed top-tier foundry.

◦	Presented at the 2017 SMIC Advanced Technology Workshops in Shanghai, Santa Clara and Hsinchu, Taiwan.

◦	QuickLogic CTO Tim Saxe delivered the keynote address at the IoT Summit 2017 in Santa Clara, CA.

•	Closed a $17 million public market equity raise in March.

“With the progress we’ve made so far this year, I remain optimistic that we will achieve our goal to grow revenue by more than 50% in 2017,” stated Brian Faith, QuickLogic’s president and CEO. “We have advanced and broadened our engagements with top-tier OEMs that are targeting our EOS S3 Sensor Processing Solution and with top-tier semiconductor companies evaluating our eFPGA IP. With our strengthened balance sheet, we have provided these top-tier OEMs with the assurance we are financially positioned to fund the working capital necessary to support our anticipated second half growth and accelerate our eFPGA IP roadmap to meet the demands of our potential customers.”

Fiscal 2017 First Quarter Financial Results
Total revenue was $3.2 million, up 8% compared to the fourth quarter of 2016, and 7% compared to the first quarter of 2016. New product revenue was $1.9 million, up 20% compared to the fourth quarter of 2016 and 28% compared to the first quarter of 2016. Mature product revenue was $1.3 million, down 7% compared to the fourth quarter of 2016 and 14% compared to the first quarter of 2016. New product revenue accounted for 60% of the total revenue, compared to 54% in the fourth quarter of 2016 and 51% in the first quarter of 2016.

GAAP gross margin increased to 43.3%, up from 32.3% in the fourth quarter of 2016 and 39.2% in the first quarter of 2016. Non-GAAP gross margin increased to 44.4%, up from to 33.3% in the fourth quarter of 2016 and 40.5% in the first quarter of 2016. The improvements are primarily due to IP license revenue and a more favorable product mix. GAAP operating expenses increased slightly to $4.8 million, from $4.7 million in the fourth quarter of 2016 and down significantly $6.1 million in the first quarter of 2016. Non-GAAP operating expenses were $4.6 million, flat compared to the fourth quarter of 2016 and down from $5.6 million in the first quarter of 2016. The reduction from Q1 2016 reflects the cost savings from strategic realignment efforts. GAAP net loss improved to $3.6 million, or $0.05 per share, from $3.9 million, or $0.05 per share, in the fourth quarter of 2016 and $5.1 million, or $0.09 per share, in the first quarter of 2016. Non-GAAP net loss improved to $3.2 million, from $3.7 million in the fourth quarter of 2016 and $4.5 million in the first quarter of 2016. (See below for an explanation of non-GAAP financial measures.)
Conference Call
QuickLogic Corporation (NASDAQ: QUIK) will hold a conference call at 2:30 p.m. Pacific Daylight Saving Time/ 5:30 p.m. Eastern Daylight Saving Time today, May 10, 2017, to discuss its current financial results. The conference call will be webcasted and can be accessed via the Company's website at http://ir.quicklogic.com/events.cfm. To join the live conference, you may dial (877) 377-7094 and international participants should dial (253) 237-1177 by 2:20 p.m. Pacific Daylight Saving Time. A recording of the call will be available starting one hour after completion of the call. To access the recording, please call (404) 537-3406 and reference the passcode: 5397919. The call recording will be archived until Wednesday, May 17, 2017 and the webcast will be available for 12 months on the Company's website.

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) enables OEMs to maximize battery life for highly differentiated, immersive user experiences with Smartphone, Wearable and IoT devices. QuickLogic delivers these benefits through industry leading ultra-low power customer programmable SoC semiconductor solutions, embedded software, and algorithm solutions for always-on voice and sensor processing. The company's embedded FPGA initiative also enables SoC designers to easily implement post production changes, and increase revenue by providing hardware programmability to their end customers. For more information about QuickLogic, please visit www.quicklogic.com.

Non-GAAP Financial Measures
QuickLogic reports financial information in accordance with United States Generally Accepted Accounting Principles, or US GAAP, but believes that non-GAAP financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the Company excludes charges related to stock-based compensation, restructuring, the effect of the write-off of long-lived assets and the tax effect on other comprehensive income in calculating non-GAAP (i) income (loss) from operations, (ii) net income (loss), (iii) net income (loss) per share, and (iv) gross margin percentage. The Company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the Company analyzes its operating results and to provide consistency and comparability with similar companies in the Company’s industry.
Management uses the non-GAAP measures, which exclude gains, losses and other charges that are considered by management to be outside of the Company’s core operating results, internally to evaluate its operating performance against results in prior periods and its operating plans and forecasts. In addition, the non-GAAP measures are used to plan for the Company’s future periods, and serve as a basis for the allocation of the Company's resources, management of operations and the measurement of profit-dependent cash and equity compensation paid to employees and executive officers.
Investors should note, however, that the non-GAAP financial measures used by QuickLogic may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. QuickLogic does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of US GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures with their most directly comparable US GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These and other potential factors and uncertainties that could cause actual results to differ from the results predicted are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://

ir.quicklogic.com/and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is May 10, 2017, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.
QuickLogic and the QuickLogic logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact
Sue Cheung
Chief Financial Officer
(408) 990-4076
Scheung@quicklogic.com

IR Contact
Cathy Mattison/Kirsten Chapman
(415) 433-3777
ir@quicklogic.com

-Tables Follow -

QUICKLOGIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016	January 1, 2017
Revenue	$3,170	$2,950	$2,945
Cost of revenue	1,797	1,794	1,995
Gross profit	1,373	1,156	950
Operating expenses:
Research and development	2,427	3,447	2,380
Selling, general and administrative	2,414	2,693	2,322
Total operating expense	4,841	6,140	4,702
Loss from operations	(3,468)	(4,984)	(3,752)
Interest expense	(61)	(38)	(66)
Interest income and other (expense), net	—	(7)	(43)
Loss before income taxes	(3,529)	(5,029)	(3,861)
Provision for (benefit from) income taxes	36	64	(3)
Net loss	$(3,565)	$(5,093)	$(3,858)
Net loss per share:
Basic	$(0.05)	$(0.09)	$(0.05)
Diluted	$(0.05)	$(0.09)	$(0.05)
Weighted average shares:
Basic	68,794	58,371	67,941
Diluted	68,794	58,371	67,941

QUICKLOGIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	April 2, 2017	January 1, 2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$26,674	$14,870
Accounts receivable, net	1,807	839
Inventories	2,861	2,017
Other current assets	977	1,123
Total current assets	32,319	18,849
Property and equipment, net	2,566	2,765
Other assets	233	230
TOTAL ASSETS	$35,118	$21,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$6,000	$6,000
Trade payables	2,498	2,018
Accrued liabilities	2,016	1,580
Deferred Revenue	317	—
Current portion of capital lease obligations	171	209
Total current liabilities	11,002	9,807
Long-term liabilities:
Capital lease obligations, less current portion	42	—
Other long-term liabilities	45	49
Total liabilities	11,089	9,856
Stockholders’ equity:
Common stock, par value	79	68
Additional paid-in capital	267,419	251,824
Accumulated deficit	(243,469)	(239,904)
Total stockholders’ equity	24,029	11,988
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,118	$21,844

________________________

(1)	Derived from the January 1, 2017 audited balance sheet included in the 2016 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF US GAAP AND NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016	January 1, 2017
US GAAP loss from operations	$(3,468)	$(4,984)	$(3,752)
Adjustment for stock-based compensation within:
Cost of revenue	33	38	13
Research and development	139	291	55
Selling, general and administrative	146	233	57
Adjustment for the write-off of equipment within:
Cost of revenue	—	—	17
Non-GAAP loss from operations	$(3,150)	$(4,422)	$(3,610)
US GAAP net loss	$(3,565)	$(5,093)	$(3,858)
Adjustment for stock-based compensation within:
Cost of revenue	33	38	13
Research and development	139	291	55
Selling, general and administrative	146	233	57
Adjustment for the write-off of equipment within:
Cost of revenue	—	—	17
Non-GAAP net loss	$(3,247)	$(4,531)	$(3,716)
US GAAP net loss per share	$(0.05)	$(0.09)	$(0.05)
Adjustment for stock-based compensation	*	0.01	*
Non-GAAP net loss per share	$(0.05)	$(0.08)	$(0.05)
US GAAP gross margin percentage	43.3%	39.2%	32.3%
Adjustment for stock-based compensation	1.1%	1.3%	0.4%
Adjustment for the write-off of equipment	—%	—%	0.6%
Non-GAAP gross margin percentage	44.4%	40.5%	33.3%

* Figures were not considered for reconciliation due to the insignificant amount.

QUICKLOGIC CORPORATION
SUPPLEMENTAL DATA
(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q1 2017	Q1 2016	Q4 2016	Q1 2016 to Q1 2017	Q4 2016 to Q1 2017
COMPOSITION OF REVENUE
Revenue by product: (1)
New products	60%	51%	54%	28%	20%
Mature products	40%	49%	46%	(14)%	(7)%
Revenue by geography:
Asia Pacific	54%	58%	64%	—%	(9)%
North America	36%	28%	26%	38%	48%
Europe	10%	14%	10%	(25)%	8%

_____________________

(1)
New products include all products manufactured on 180 nanometer or smaller semiconductor processes. eFPGA IP license revenue is also included in new product revenue. Mature products include all products produced on semiconductor processes larger than 180 nanometers.